Philip Jansen
12 The Orchard
London, W4 1JX
United Kingdom

Date: September 19, 2018
Without prejudice
Subject to contract
Dear Philip Jansen,
Your employment with Worldpay Group Limited (the "Company")
This agreement sets out the terms which the Company has agreed to offer you regarding the termination of your employment with the Company and all Group Companies.
Termination Date

1
Your employment with the Company under your contract of employment made between the Company and you (the "Contract of Employment") shall terminate on 31 December 2019 having been employed through the notice period under your Contract of Employment (with 12 months’ notice running as from 31 December 2018), or on such earlier date as you and the Company may agree pursuant to this agreement (in either case the "Termination Date").

1.1
If you wish to be released from your employment with the Company before the Termination Date, you may ask the Company for consent by contacting Kimberly Martin at kim.martin@worldpay.com (such consent not to be unreasonably withheld provided that you confirm the reason for seeking to leave early and that you will not be in breach of your Contract of Employment including any post-termination restrictions) to terminate your employment earlier than the date identified in Clause 1, and in circumstances where the Company provides its consent:

1.1.1	all references in this agreement to Termination Date will mean to the agreed earlier termination date;

1.1.2
you will, subject to clause 1.1.3 below, receive payment in lieu of salary and benefits (including without limitation pension contributions) for any unused portion of your remaining notice period (less usual deductions for tax and employees' National Insurance contributions), payment to be made on the Payroll Date as defined in clause 5 below. For the avoidance of doubt this payment is in addition to the Severance Payment referred to in clause 5.1 below;

1.1.3
you agree that your entitlements if any, to a payment in respect of bonus for 2019 and to shares under the Future Performance Rollover 2017 PSP award, as more particularly described in clauses 7 and 11 of this agreement respectively, will, in accordance with their terms, be pro-rated to the earlier Termination Date, as more particularly described in clauses 7 and 11 below and the remaining two thirds (2/3) of the PSUs comprised in your Acquisition Award shall be automatically forfeited and cancelled as more particularly described in clause 11 below;

1.1.4
you agree that the Severance Payment described at clause 5.1 will be recalculated but only where the earlier termination date reduces your number of complete years of service with the Company and you therefore agree that your Severance Payment will be reduced accordingly;

1.1.5	the Company will, if applicable, confirm in writing the revised Severance Payment, and will issue a further Annex 4 with a revised share plan illustration, based on the earlier termination date; and

1.1.6	any such agreement to release you will be strictly conditional on the Company's receipt of the fully executed affirmation in accordance with clause 2.14 below.

1.2
The Company and you believe that unless it is agreed to release you early, you will be employed throughout your notice period and the Company will pay your salary and benefits during your notice period in accordance with clause 2.1 and/or clause 1.1.2 of this agreement, and therefore that your Post-Employment Notice Period and your Post-Employment Notice Pay, as defined in sections 402E (5) and 402D respectively of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), are nil. If the Company agrees to release you early (or terminates your employment before the end of your notice period), an amount which represents Post-Employment Notice Pay will be calculated, and a portion of the payment in Clause 5.1 equal to such Post-Employment Notice Pay will be subject to appropriate deductions of income tax and employee’s national insurance accordingly.

2
With effect from 31 December 2018 (the "Garden Leave Date") up to and including the Termination Date, you agree that the Company may in its absolute discretion at any time, and for such period or periods as the Company so determines, require you not to attend at work or undertake any work (the "Garden Leave Period") in accordance with clause 3.3 of your Contract of Employment and, during the Garden Leave Period, you:

2.1	shall remain an employee of the Company;

2.2	shall continue to receive normal salary and contractual benefits (less usual deductions for tax and employees' National Insurance contributions);\

2.3	shall accrue holiday as normal but all accrued but unused holiday entitlement shall be deemed to have been taken during the Garden Leave Period;

2.4	shall remain contactable by the Company during the period of Garden Leave and will notify the Kimberly Martin via email to kim.martin@worldpay.com immediately of any change to your contact details;

2.5	shall not contact the press or other media or make any statement regarding the Company or any Group Company, your employment with the Company or any Group Company or its prospective termination;

2.6	agree that the Company may, in its absolute discretion, appoint another employee of the Company to carry out some or all of your duties;

2.7
may not, without consent of the Company (which should be sought from kim.martin@worldpay.com) work in any capacity for any other person, company, organisation or other entity or carry on any other business;

2.8
will not be required to perform any duties (although you will endeavor to make yourself available for any relevant duties the Company requires of you and you will respond to any ad hoc queries as part of your hand over);

2.9
may not contact or attempt to contact without the Company's prior written consent or express instruction, any client, customer, agent, professional adviser, broker or supplier of the Company or any Group Company other than for purely social or recreational purposes and if you are contacted by any such person you should refer them to Charles Drucker, Chief Executive Officer;

2.10	should not have contact with any employee of the Company or any Group Company other than for purely social or recreational purposes;

2.11	will not attend any premises of the Company or any Group Company without the Company's prior written consent or express instruction;

2.12
will comply with the terms of your Contract of Employment, including without limitation your obligations of good faith and loyalty, and the obligations under Clauses 6, 14, 15, 16 and Schedules 1 and 2 of your Contract of Employment, which will remain in full force and effect (save to the extent specifically varied by this agreement or superseded by the restrictive covenants in your Acquisition Award Agreement, 2018 LTI Award Agreement and 2018 Option Agreement) until the Termination Date; and

2.13	will comply with paragraph 12 of this agreement and cease to have access to the Company's information systems.

2.14
As a condition of the payments in paragraphs 5 and 7 of this agreement you will reaffirm its terms on or shortly after the Termination Date by sending an affirmation to the Company in the form attached in Annex 5 (the "Reaffirmation Letter") with a further adviser's certificate in the form at Annex 1.

Salary and Benefits to the Termination Date

3	The Company will pay to you your salary, benefits and pension contributions in the usual way up to the Termination Date less applicable deductions for tax and national insurance.

4	Save as otherwise provided in this agreement all your benefits shall cease on the Termination Date.

Compensation

5
You agree that except for the sums and benefits referred to in this agreement, no other sums or benefits are due to you from the Company or any Group Company. Subject to and conditional upon the terms of this agreement, in the next payroll (“the Payroll Date”) following the later of: (i) the Termination Date; (ii) receipt by the Company of your signed acceptance of the terms of this agreement duly counter signed by your Adviser and the Reaffirmation Letter signed by you and your Adviser; and (iii) the date on which you have complied with your obligations under paragraph 12 of this agreement the Company shall make a payment to you of the following amounts:

5.1
£251,282 (the "Severance Payment"), which includes any entitlement to statutory redundancy pay, without admission of liability whatsoever, in compensation for the termination of your employment, of which (subject to any changes in the law and provided you remain employed throughout your notice period) the first £30,000 in value will be paid to you without deduction of income tax and national insurance contributions, and tax shall be deducted from any amount over £30,000 at the appropriate rate. The Company and you believe that (subject to Clause 1.2) no part of the Severance Payment is taxable as Post-Employment Notice Pay as defined by ITEPA, but that in the event that you are released from your notice period early (or your employment is terminated by the Company before the end of your notice period), an amount of the Severance Payment which represents Post-Employment Notice Pay shall be subject to appropriate deductions of income tax and employee’s national insurance, the next £30,000 in value of the Severance Payment will be paid to your without deduction of income tax and national insurance contributions, and income tax shall be deducted from any remaining amount of such Severance Payment at the appropriate rate; and

5.2	£100 in consideration for the restrictions referred to in paragraphs 13.1 to 13.7 of this agreement, subject to deduction of income tax and national insurance contributions.

6
You agree that the Company may deduct from the sums referred to in paragraphs 3 and 5 any monies owed by you to the Company or a Group Company including, but not limited to, amounts due in respect of outstanding loan payments or excess holiday pay.

7
Subject to and conditional on you complying with the terms of this agreement, the Company shall make you a payment under the Worldpay Variable Compensation Plan (the "Plan") in respect of (i) your bonus for the 2018 financial year, the amount of which shall be in the discretion of the Board of the Company, having regard to the potential target payment of 100% of your base salary set out in your contract of employment dated 1 September 2015, and subject to achievement to the satisfaction of the Company of targets set by the Board for 2018, which shall, in all instances, be paid at the greater of actual performance or an amount as determined at the discretion of the Compensation Committee, to be paid fully in cash in the normal payment cycle for bonus payments under the Plan and (ii) your bonus for the 2019 financial year calculated in accordance with the rules of the Plan from time to time in force and pro-rated on an on-target basis (100% of base salary for a full year) to reflect the time you spent in the Company's employment during the 2019 financial year (notwithstanding that you will have been on garden leave pursuant to Clause 2 of this Agreement and notice to terminate your employment has been given) to be paid at the same time as payments made pursuant to clause 5.

The bonus payments shall be paid less appropriate deductions for income tax and national insurance contributions.

Tax

8
You will be solely responsible for, and agree to indemnify the Company and keep it indemnified against all income taxes and employee national insurance contributions (if any) and all interest penalties, costs, claims, expenses or proceedings incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or employees' national insurance contributions, which may be payable in respect of the payments and arrangements contained in this agreement, save to the extent caused by the delay or default of the Company and save also for income tax or national insurance contributions which the Company deducts at source in accordance with this agreement. The Company and you consider that, pursuant to s.403 Income Tax (Earnings and Pensions) Act 2003 as currently enacted, (after subtracting any Post-Employment Notice Pay calculated pursuant to Sections 402A to 402E of ITEPA 2003, which (if any) shall be subject to appropriate deductions of income tax and employee’s national insurance) the first £30,000 of the Severance Payment shall not be subject to income tax and National Insurance liability and that tax will be deducted from any remaining amount of the Severance Payment at the appropriate rate following issue of your P45. You agree that the Company gives no warranty as to the tax treatment of the Severance Payment.

Expenses

9
The Company will reimburse you for any expenses properly and necessarily incurred by you in or about the performance of your duties prior to the Termination Date and for which receipts or other supporting documents (if so required) are provided to the reasonable satisfaction of the Company.

Share Plan Participation

10
You agree and acknowledge that between the date of this agreement and the Termination Date you will no longer be eligible to participate in the grant of any future share awards or share options under any Company or Group Company share plan including, any share plan operated by Worldpay, Inc.

11
Your entitlement to benefits and/or payments under the share awards and share options that you currently hold under the share plans operated by Worldpay Group Limited (formerly Worldpay Group plc) ("Worldpay") will be determined in accordance with the governing rules of the relevant plan from time to time in force, as amended by Schedule 1 of the Amended and Restated Co-operation Agreement between Worldpay , Vantiv Inc., and Vantiv UK Limited dated 10 August 2017 (the "Cooperation Agreement"), the terms and conditions notified to all participants of those plans by way of a joint letter from Worldpay and Vantiv, Inc. dated 28 November 2017 (the "Letter") and any award notices (the "Notices") issued to participants of those plans following completion of the merger of the Worldpay and Vantiv groups of companies ("Completion"). The broad principles of these arrangements as they apply to you are as described in clauses 11.1 to 11.8 below and the Company warrants that they have been approved by the Compensation Committee of the Company and Group Company. Annex 4 reflects how this applies to you, based on an assumed Termination Date of 31 December 2019 and assuming you do not become a Bad Leaver before the Termination Date (whenever that may be). You will be deemed a Good Leaver unless the Company determines, acting reasonably, in the light of your conduct or evidence that comes to light during the Garden Leave Period that you have become a Bad Leaver for the purposes of your share plan entitlements on or before the Termination Date. Unless otherwise stated, the terms Bad Leaver, Cause and Good Reason as used herein are as defined or clarified in the Cooperation Agreement, Letter and Notices and for the avoidance of doubt, if the Company agrees to a request to bring your employment to an end earlier in accordance with Clause 1.1, you shall not be treated as having resigned without Good Reason for the purposes of whether or not you are a Bad Leaver in relation to your share plan entitlements and will continue to be treated as a Good Leaver. For the further avoidance of doubt, the Company confirms that if it agrees to a request to bring your employment to an end earlier in accordance with Clause 1.1, your termination for the purpose of your entitlements under the 2018 Acquisition Award Agreement, 2018 Annual Long Term Incentive Award and 2018 options granted under the 2012 Equity Incentive Plan will continue to be treated as an Involuntary Termination without Cause for the purpose of the relevant plan rules.

Transitional Share Award

11.1	In relation to your October 2015 Transitional Share Award, the Company confirms that:

11.1.1
subject to the minimum shareholding requirement applicable to your award, with effect from the Completion Date such award was exchanged into an award over shares in Vantiv, Inc. (which was renamed on Completion as Worldpay, Inc.);

11.1.2	the number of Worldpay, Inc. shares subject to your award was calculated in accordance with the terms of the Cooperation Agreement and the Letter on the basis illustrated in Annex 4;

11.1.3
all other material terms of the Transitional Award Plan, including the minimum shareholding requirement, vesting and exercise periods, will continue to apply, save that if you cease to be an employee of the Company before the October 2018 vesting date for any reason other than as a Bad Leaver, your award will not lapse, but will continue to vest on the October 2018 vesting date in accordance with its terms. For the avoidance of doubt, if you become a Bad Leaver before the October 2018 vesting date, your award will lapse and cease to be exercisable in its entirety.

Performance Share Award

11.2	In relation to your March 2016 Performance Share Award the Company confirms:

11.2.1
The Remuneration Committee assessed performance in relation to the 2016 Performance Share Award as against the performance conditions set out in the Worldpay 2015 Annual Report shortly before the Completion Date, and applied that assessment to the full grant of the March 2016 Performance Share Award;

11.2.2
Your grant of the March 2016 Performance Share Award was then exchanged based on the performance assessment and the calculation set out in the Cooperation Agreement, into an award of shares in Worldpay, Inc. (the "Rollover 2016 PSP"), and will not be subject to further performance assessment on the vesting date of March 2019. However, as a member of the Executive Team, your Rollover 2016 PSP will be released as follows: 50% will be released in March 2020 and the other 50% will be released in March 2021;

11.2.3	The number of Worldpay, Inc. shares subject to your Rollover 2016 PSP was calculated in accordance with the terms of the Cooperation Agreement and the Letter on the basis illustrated in Annex 4; and

11.2.4
All other material terms of the Performance Share Award Plan, including the vesting and exercise periods, will continue to apply, save that if you cease to be an employee of the Company before the vesting date for any reason other than as a Bad Leaver, your Rollover 2016 PSP will not lapse, but will continue to vest on the vesting date in accordance with its terms with no pro rating. For the avoidance of doubt, if you become a Bad Leaver before the vesting date, your award will lapse and cease to be exercisable in its entirety.

11.3	In relation to your March 2017 Performance Share Award the Company confirms:

11.3.1
The Remuneration Committee assessed performance in relation to your March 2017 Performance Share Award as against the performance conditions set out in the Worldpay 2016 Annual Report shortly before the Completion Date, and applied that assessment to 1/3 (one third) of the 2017 Performance Share Award;

11.3.2
That 1/3 of your grant of 2017 Performance Share Award was then, based on the performance conditions set out in the Worldpay 2016 Annual Report and the calculation set out in the Cooperation Agreement, converted into an award of shares in Worldpay, Inc. ("Performance Assessed Rollover 2017 PSP Award"), and will not be subject to further performance assessment on the vesting date of March 2020. However, as a member of the Executive Team, the terms of your Performance Assessed Rollover 2017 PSP Award will be released as follows: 50% will be released in March 2021 and the other 50% will be released in March 2022;

11.3.3
The number of Worldpay, Inc. shares subject to your Performance Assessed Rollover 2017 PSP Award was calculated in accordance with the terms of the Cooperation Agreement and the Letter on the basis illustrated in Annex 4; and

11.3.4
All other material terms of the 2017 Performance Share Award Plan, including the vesting and exercise periods, will continue to apply to your Performance Assessed Rollover 2017 PSP Award, save that if you cease to be an employee of the Company before the March 2020 vesting date for any reason other than as a Bad Leaver, your Performance Assessed Rollover 2017 PSP Award will not lapse, but will continue to vest on the March 2020 vesting date in accordance with its terms with no pro rating. For the avoidance of doubt, if you become a Bad Leaver before the March 2020 vesting date, your award will lapse and cease to be exercisable in its entirety;

11.3.5
The remaining 2/3 (two thirds) of your grant of 2017 Performance Share Award was not subject to performance assessment at the same time as the 1/3, and instead was, based on the calculation set out in the Cooperation Agreement, converted into an award of shares in Worldpay, Inc. ("Future Performance Rollover 2017 PSP Award");

11.3.6
The number of Worldpay, Inc. shares subject to your Future Performance Rollover 2017 PSP Award has been calculated in accordance with the terms of the Cooperation Agreement and the Letter on the basis illustrated in Annex 4; and

11.3.7
All other material terms and conditions of the original 2017 Performance Share Award will continue to apply to the Future Performance Rollover 2017 PSP Award including the original vesting and exercise periods, save that (and as more particularly set out in the Notice applicable to this award) (i) vesting shall be subject to the same performance conditions as those that apply to the legacy Vantiv group long term incentive awards that were granted by Vantiv to legacy Vantiv group employees in February 2017 (and as may subsequently be adjusted in light of the merger of Vantiv and Worldpay in the Compensation Committee's absolute discretion); and (ii) if you cease to be an employee prior to the vesting and/or exercise dates for any reason you will be subject to the same termination provisions as those that apply under the Vantiv, Inc. 2012 stock incentive plan (which has been amended and restated as the Worldpay, Inc. 2012 stock incentive plan), save that the Future Performance Rollover 2017 PSP Award will be pro-rated by reference to the proportion of the vesting period for which you remain employed between the Completion Date and the Termination Date, as compared to the period between the Completion Date and the March 2020 vesting date. However, as a member of the Executive Team, the terms of your Future Performance Rollover 2017 PSP Award will be released as follows: 50% will be released in March 2021 and the other 50% will be released in March 2022.

Deferred Bonus Share Plan Award

11.4	In relation to your Deferred Bonus Share Plan Award, the Company confirms that:

11.4.1	on the Completion Date such award was converted into an award of shares in Worldpay, Inc.;

11.4.2	the number of the shares awarded in Worldpay, Inc. has been calculated in accordance with the terms of the Cooperation Agreement and the Letter on the basis illustrated in Annex 4;

11.4.3
all other material terms of the Deferred Bonus Share Plan, including the vesting and exercise periods, will continue to apply, save that if you cease to be an employee of the Company before the due date for vesting for any reason other than as a Bad Leaver (as defined in Rule 4.3 of the Deferred Bonus Share Plan), your award will not lapse, but will continue to vest in accordance with its terms. For the avoidance of doubt, if you become a Bad Leaver (as defined in Rule 4.3) before the vesting date, your award will lapse and cease to be exercisable in its entirety.

Save As you Earn Shares

11.5	In relation to your Save as You Earn ("SAYE") Awards:

11.5.1	Prior to Completion and in accordance with the terms of the Cooperation Agreement and the Letter, you were given the choice of:

11.5.1.1	exercising your SAYE Award options early on or by no later than 6 months following the Completion Date; or

11.5.1.2	exchanging your SAYE Award for an award of shares in Worldpay, Inc. to be calculated in accordance with the terms of the Cooperation Agreement and the Letter (the "Rollover SAYE Award");

11.5.2
If you chose to receive the Rollover SAYE Award all other terms and conditions of the original SAYE Awards will continue to apply including the original vesting and exercise periods, the aggregate exercise price payable and the terms and conditions of the original savings contract. In addition, the leaver provisions under the SAYE will continue to apply.

11.5.3
Further information about the early exercise of your options, including the time available for exercise, is available from Equiniti. There are different tax implications to the early exercise of your options and you should seek independent advice accordingly.

2018 Acquisition Award Agreement

11.6	In relation to your 2018 Acquisition Award (“Acquisition Award”) granted under the UK Sub- Plan to the Worldpay, Inc. 2012 Equity Incentive Plan:

11.6.1
On the basis that this is an Involuntary Termination Without Cause, one third (1/3) of the PSUs comprised in your Acquisition Award (rounded down to the nearest PSU) will vest in accordance with Section 4.1 of the Agreement governing your Acquisition Award ("Acquisition Award Agreement") subject to (a) achievement of the Performance Goals and Stock Price Hurdle as if your Continuous Service Status had not terminated and (b) compliance with the restrictive covenants set forth in Section 13 of the Acquisition Award Agreement through to the applicable Vesting Date. Vested PSUs will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period in accordance with section 5 of the Acquisition Award Agreement. Your award will vest by reference to the Performance Goals and Stock Price Hurdle set out in Exhibit 1 to the Acquisition Award Agreement with no discretion reserved to the Compensation Committee as to the number of shares which you will receive.

11.6.2
The remaining two thirds (2/3) of the PSUs comprised in your Acquisition Award shall be automatically forfeited and cancelled upon such termination of Continuous Service Status and neither the Company nor any Affiliate shall have any further obligations to you in relation to the same.

11.6.3	Terms not otherwise defined in this paragraph 11.6 shall have the same meaning as in the Acquisition Award Agreement.

2018 Annual Long-Term Incentive Award

11.7	In relation to your 2018 Annual Long-Term Incentive Award (“2018 LTI Award”) granted under the UK Sub- Plan to the Worldpay, Inc. 2012 Equity Incentive Plan:

11.7.1
On the basis that this is an Involuntary Termination Without Cause, the PSUs comprised in your 2018 LTI Award will vest in accordance with Section 4 of the Agreement governing your 2018 LTI Award (your "2018 LTI Award Agreement") subject to (x) achievement of the Performance Goals as if your Continuous Service Status had not terminated, and (y) compliance with the restrictive covenants set forth in Section 13 of your 2018 LTI Award Agreement. Vested PSUs will be paid upon completion of the Performance Period based on the level of performance achieved as of the end of such Performance Period in accordance with Section 5 of your 2018 LTI Award Agreement. Your award will vest by reference to the Performance Goals set out in Exhibit 1 to the 2018 LTI Award Agreement with no discretion reserved to the Compensation Committee as to the number of shares which you will receive.

11.7.2	Terms not otherwise defined in this paragraph 11.7 shall have the same meaning as in your 2018 LTI Award Agreement

2018 Options granted under the 2012 Equity Incentive Plan

11.8	In relation to your Options granted under the 2012 Equity Incentive Plan granted in 2018 under the UK Sub- Plan to the Worldpay, Inc. 2012 Equity Incentive Plan (your "2018 Options"):

11.8.1
On the basis that this is an Involuntary Termination Without Cause, your 2018 Options shall continue to vest as if your Continuous Service Status had not terminated subject to compliance with the restrictive covenants set forth in Section 6 of the Agreement governing your Options (your "2018 Option Agreement") and will remain exercisable until the Expiration Date.

11.8.2	Terms not otherwise defined in this paragraph 11.8 shall have the same meaning as in your 2018 Option Agreement.

Return of Property

12	Unless you have already done so, you will on or before the Termination Date:

12.1.1
return to the Company in good condition and order all property of the Company and of any Group Company or any of its or their respective customers or clients which is in your possession or under your control. This includes, but is not limited to, all documents, papers, records, files, computer disks, memory sticks, materials, and any copies or extracts of them, the company credit card, computer, laptop computer, mobile devices, mobile phone, keys and security pass;

12.1.2
delete from the hard disk of any personal computer used or controlled by you (except computers in the Company's possession or control) all documents and information belonging to, obtained from or prepared for the Company or any Group Company or any of its or their respective customers or clients and inform the Company of any passwords used by you on computers which are the property of the Company or any Group Company; and

12.1.3	at the Company's request, warrant your compliance with this paragraph 12.

12.1.4
For the avoidance of doubt, nothing in this agreement will prevent you from retaining (and you are not required to return, delete or destroy) information and documentation relating to the terms of your employment, this agreement, your compensation, bonus, benefits, awards, options, entitlements and/or any other aspects of your remuneration (this includes but is not limited to documentation and information relating to those matters referred to at clauses 10 and 11 of this agreement).

12.2
If you have not already done so, you shall with effect from the Garden Leave Date resign as a director of the Company and any of the Group Companies by signing the letter of resignation attached to this agreement at Annex 6, which shall be deemed to have been delivered to the Company and the relevant Group Companies as at the date of this agreement. You shall immediately do all such acts and things as the Company may require to effect your resignation from other offices with the Company or any of the Group Companies or which you held by reason of employment by the Company including (but without prejudice to the generality of the above) any trusteeships. Having resigned as a director of the Company and from such other offices which you hold with any Group Company you will not represent or suggest in any way any continued authority in respect of or connection to the Company or any Group Company.

Confidentiality and Post‑Termination Restrictions

13	In consideration of the payments referred to in paragraphs 5.1 and 5.2 of this agreement and the Company's obligations at clause 13.1 below:

13.1
you acknowledge and confirm that the obligations and restrictions contained in clauses 13, 14, 15, 16 and Schedules 1 and 2 of your Contract of Employment, as superseded by the restrictive covenants in your Acquisition Award Agreement, 2018 LTI Award Agreement and 2018 Option Agreement (“the 2018 Agreements”) and as amended by clause 13.2 below, and which are expressed to apply on and following the termination of your employment, will continue in full force and effect in accordance with their terms following the Termination Date, for the duration of the Restricted Period as defined in your Contract of Employment or as superseded by the restrictive covenants in the 2018 Agreements save that the Company and Group Company hereby agree that Joseph Meade, who is employed by the Company as your Chauffeur, and Carly Howarth, who is employed by the Company as your Executive PA, are expressly excluded from the non-solicitation and no-hire restrictive covenants as detailed in your Contract of Employment and the 2018 Agreements so long as the employment opportunity is for a non-competitor employer;

13.2
you acknowledge and agree that section 4 of Schedule 1 to your Contract of Employment shall be amended whereby the reference to “up to three percent” is changed to “up to five percent”. The Company agrees that the 2018 Agreements (as defined in clause 33 of this Agreement are subject to and qualified by section 4 of Schedule 1 to your Contract of Employment as amended.;

13.3
you further covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not for the period of 24 months following the Garden Leave Date directly or indirectly on your own behalf or on behalf of any other person, concern, undertaking, firm or body corporate be employed or engaged by or assist in any way any other person, concern, undertaking, firm or body corporate for the purposes of providing advice and/or assistance and/or services in relation to any potential share sale, sale of the business or any listing of any of the Company and/or any Group Company and/or any business of any Group Company;

13.4
you undertake that save as may be required by law or regulation,not to disclose (directly or indirectly) to any party the contents of this agreement except to your professional advisers, your spouse or registered civil partner (on the basis that each of the foregoing parties agrees to keep the same confidential) and HM Revenue & Customs, provided always that nothing in this clause shall prevent you from supplying a copy of this agreement and its Annexures to any court of competent jurisdiction, or as otherwise required by law ;

13.5
you agree not to make, or allow to be made as far as it is within your control, (directly or indirectly) any disparaging or derogatory statement, whether written or oral (for the avoidance of doubt, electronically or online), about the Company or any Group Company (or any of its or their directors, officers, employees or shareholders) in relation to your employment by the Company or any Group Company, the manner and circumstances of and the events leading up to its termination or any other matter whatsoever;

13.6
without limitation in time, you will not divulge or make use of (whether directly or indirectly and whether for your own or another's benefit or purposes) any Confidential Information (this obligation does not apply to any disclosures required or protected by law or to any information in the public domain other than by way of unauthorised disclosure (whether by you or another person));

13.7
you agree that you will not hold yourself out as remaining employed by or otherwise continuing to work for the Company or any Group Company after the Termination Date, and on the Termination Date, or as soon as possible thereafter, you agree that you will update your LinkedIn profile and any other online presence accordingly;

13.8
not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning your employment with the Company, or its termination without the prior written consent of the Company, with the exception that you may comment that you were employed with the Company; and

13.9	save as required by law or regulatory authority, you agree not to make comments or statements about the termination of your employment

For the avoidance of doubt, nothing in this clause 12 shall prevent you from (i) making a protected disclosure under the Public Interest Disclosure Act 1998; (ii) reporting in good faith an offence to a law enforcement agency; or (iii) co-operating in good faith with a criminal investigation or prosecution.
Reference and other Company obligations.

14
On request from a prospective employer, the Company will provide a reference in respect of you in the form of the template reference contained at Annex 3 to this agreement and will respond to all oral enquiries for a reference in terms consistent with the draft reference provided that any request for a reference is sent to the HR department and subject always to the Company's compliance with its obligations to third parties relating to the giving of references.

14.1	In consideration of your obligations at clause 13 above, the Company agrees:

14.1.1
not to disclose (directly or indirectly) to any person or organisation the contents of this agreement except to its Group Companies, its professional advisers (on the basis that each of the foregoing parties agrees to keep the same confidential), and/or HM Revenue & Customs, and PROVIDED ALWAYS that, for the avoidance of doubt, nothing in this agreement shall prevent the Company at any time from providing information in relation to or supplying a copy of this agreement and its Annexes to its shareholders, officers or employees as it reasonably determines is necessary, to any court of competent jurisdiction (or as otherwise required by law or by any regulatory body), for the purposes of any due diligence exercise being conducted by a third party in respect of the Company's business, or for the purposes of responding to a statutory questionnaire under discrimination legislation or to any person, firm or organisation who has offered or may offer you employment, engagement or other business opportunities, for the purposes of drawing the attention of any such person, firm or organisation to the restraints referred to in clause 13.1 above; and

14.1.2	to write to the members of the Executive Teams instructing each of them as follows:-

14.1.2.1	not to make any derogatory or critical statements about your employment with the Company or its termination; and

14.1.2.2
not to make any statement or comment to the press or media concerning the termination of your employment with the Company or any Group Company (PROVIDED ALWAYS that the Company shall be free to publish the fact of such termination as required for the Company's Annual Report or other statutory or regulatory (including London and New York Stock Exchange) requirements).

Legal Fees

15
The Company will pay to the Adviser (as defined at clause 24 below) their reasonable legal costs incurred in connection with advice on the effect of this agreement subject to a maximum of £20,000 (inclusive of disbursements) plus VAT following receipt of a copy of an invoice from them addressed to you but marked payable by the Company and written confirmation that such legal costs were incurred exclusively in advising you in connection with the termination of the your employment. This invoice may be submitted after this agreement has been signed by all parties.

Outplacement Counselling

16
The Company will arrange for you to receive the six month Executive Outplacement programme and counselling services from Right Management up to a maximum cost of £3,700 plus VAT and subject to receipt by the Company of a valid invoice in respect of the services (addressed to you but marked as payable by the Company) such outplacement services to be commenced no later than 31 December 2019. There is no cash alternative to outplacement counselling services. You will be contacted about this service once this agreement is fully signed.

Settlement of Claims

17
You consider that you may have statutory claims, and therefore could bring proceedings against the Company or any Group Company (or any of its or their directors, officers, employees or shareholders in that capacity) for:

17.1	unfair dismissal under section 94 of the Employment Rights Act 1996;

17.2	automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures);

17.3	automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights);

17.4	automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and section 12 of the Employment Relations Act 1999 (right to accompaniment);

17.5
claims that you have suffered any unlawful deduction of wages under Part II of the Employment Rights Act 1996 or are owed any payment by the Company or any Group Company (or any of its or their directors, officers or shareholders in that capacity);

17.6	right to accompaniment and protection from suffering detriment under sections 10 and 12 of the Employment Relations Act 1999

Adviser to confirm if there are further particular claims and/or proceedings on which he/she has advised the Employee.
(together the "Particular Claims").

18
You consider that you have or may have the further claims set out in Annex 2 ("Claims"). You also acknowledge that there are or might exist claims or causes of action against the Company or any Group Company (or any of its or their directors, officers, employees or shareholders in that capacity) in any jurisdiction in the world arising out of or connected with your employment or the holding of any office with the Company or any Group Company, the termination of your employment, or any other matter whatsoever, which are not contemplated by you at the date of this agreement, whether based on facts known or unknown to you or on the law as it currently stands or may develop or claims you have or may have now or at any point in the future ("Additional Claims"), but nevertheless it is your intention to settle all such Additional Claims by this agreement. You agree that the payments referred to at paragraph 5.1 above and the arrangements set out in this agreement are accepted by you in full and final settlement of any of (i) the Particular Claims, (ii) the Claims and (iii) the Additional Claims and you irrevocably waive any Particular Claims, Claims and Additional Claims that you have (or may have) against the Company or any Group Company (or any of its or their directors, officers or shareholders in that capacity) whether or not such Particular Claims, Claims or Additional Claims are in the contemplation of you or such persons at the Termination Date.

19	The waiver and release in paragraph 18 does not apply to:

19.1	any claim for enforcement of this agreement;

19.2
any Particular Claim, Claim or Additional Claim that you may have against the Company or any Group Company in respect of personal injury caused by the Company's or any Group Company's negligence (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996) provided that you warrant that you are not aware of any grounds that you may have to bring such a claim; and

19.3	any pension rights or pension benefits which have accrued to you up to the Termination Date.

20
You agree that the Severance Payment shall be treated as an advance payment for any compensation or awards made to you by the Employment Tribunal, the County Court and/or the High Court, including, but not limited to any award arising out of a claim under ss.188 to 192 Trade Union and Labour Relations (Consolidation) Act 1992 and/or Regulations 15 and 16 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (except insofar as it has been repaid to the Company under paragraph 21.1 below) although no admission of liability for any such compensation or awards is hereby made.

21
If you institute any Particular Claims, Claims or Additional Claims or seek to enforce any award arising out of a claim under ss.188 to 192 Trade Union and Labour Relations (Consolidation) Act 1992 and/or Regulations 15 and 16 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 against the Company or any Group Company, its or their employees, officers or shareholders, whether in the Employment Tribunal, a County Court, a High Court or otherwise (save from claims which fall within the exclusions set out in paragraph 19 above) (or bring or make any other complaint or claim relating to your employment or its termination) then, without prejudice to any other rights or remedies that the applicable person may have arising from such action, you hereby agree to:

21.1
repay to the Company on demand and in full the Severance Payment (less such deductions as have been made by reason of tax and national insurance contributions) paid to you under this agreement and you agree that this sum shall be recoverable as a debt; and

21.2
indemnify the Company and each Group Company on demand for all reasonable legal fees and expenses that they incur in recovering the sum and/or defending any Particular Claim, Claim or Additional Claim or responding to any other complaint you may make to a regulator or ombudsman.

22	Except for the payments and benefits provided for in this agreement, no other sums or benefits are due to you from the Company or any Group Company.

23
It is agreed that your acceptance of the terms of this agreement constitutes a settlement agreement satisfying all of the conditions relating to settlement agreements under S.203(3) Employment Rights Act 1996, S.147 Equality Act 2010, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998,

Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and S.58(5) Pensions Act 2008 (together the "Acts and Regulations").

24
You confirm that NIGEL FORSYTH ("the Adviser") is a qualified lawyer and an independent adviser for the purposes of the legislation referred to in clause 23. You warrant and agree that you have received independent legal advice from the Adviser as to the terms and effect of this agreement, in particular as to its effect on your ability to pursue your rights before the Employment Tribunal and before any European or other Court or body of competent jurisdiction from a relevant independent adviser for the purposes of the Acts and Regulations and you warrant that you have raised all facts and issues relevant to your employment and its termination which could give rise to a claim and all claims that

25
you may have against the Company or any Group Company to the Adviser who has signed a certificate attached at Annex 1. You confirm that the Adviser has advised that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by you in respect of any loss arising in consequence of that advice.

Warranties

26	You warrant to the Company and each Group Company as a condition of this agreement that to the best of your knowledge and belief:

26.1
the Claims and Particular Claims are all of the claims (whether statutory or otherwise) that you consider you have, or may have, against the Company, any Group Company, its or their employees, officers or shareholders arising out of or in connection with your employment with the Company, or any Group, or its termination;

26.2
you are not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Company or any Group Company for personal injury (whether at the date of signing this agreement or at any time in the future);

26.3
all grievances that have been raised by you are hereby withdrawn and that you further warrant that you have no other grievance with the Company or any Group Company in respect of or in connection with your employment with the Company or any Group Company, its termination or any other matter;

26.4
you are not aware of any grounds on which you may make (or, to the best of your knowledge, any other employee of the Company or any Group Company is intending to make) a "protected disclosure" or a "qualifying disclosure" within the meaning of Part IVA Employment Rights Act 1996 in relation to the Company or any Group Company;

26.5	save as provided in this agreement, there is no payment due to you under any contractual agreement with the Company or any Group Company;

26.6
that you have not committed any act or any omission which would have legally entitled the Company to summarily dismiss you without notice and without compensation and will not commit any such act between the date of this agreement and the Termination Date;

26.7
that you have not contacted ACAS pursuant to section 18A of the Employment Rights Act 1996 or presented or issued a claim to the Employment Tribunals, a County Court or a High Court in respect of any matter connected with your employment or its termination and that neither you nor anyone acting on your behalf will contact ACAS pursuant to section 18A of the Employment Rights Act 1996 or present or issue such a claim;

26.8
you have not secured or accepted an offer of alternative employment at the signing date before accepting the offer set out in this agreement and acknowledge that the Company has relied upon that warranty and representation in entering into this agreement with you.

Further Assistance

27
You agree (to the extent that is reasonable) to make yourself available whenever possible to, and to cooperate with, the Company or its advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company, provided always that the Company or the relevant Group Company shall reimburse you for your time incurred (where such further assistance is requested after the Termination Date) and reasonable expenses properly incurred and evidenced by you in giving such assistance.

General

28
The various provisions and sub‑provisions of this agreement and its annexures are severable. If any provision shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement and its annexures which shall remain in full force and effect.

29
The terms of this agreement are in substitution for all previous agreements or arrangements (whether written or oral) between the Company and you or any Group Company in connection with the termination of your employment which shall be deemed to have been terminated by mutual consent as from the date of this agreement. You confirm that, except as provided in this agreement, you have not relied on any representation, warranty or undertaking which is not contained in this agreement and you shall have no right of action in respect of any such representation, warranty or undertaking. Nothing in this agreement shall operate to limit or exclude any liability for fraud.

30
The Company is entering into this agreement for itself and as agent for and trustee of all Group Companies. Any Group Company or any director, officer or shareholder of the Company or any Group Company may enforce the terms of this agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Notwithstanding this, neither the Company nor you require the consent of any Group Company or any director, officer or shareholder of the Company or any Group Company to agree variations to this agreement at any time, even if that variation affects the benefits conferred on such persons.

31	In this agreement the following terms and expressions shall have the following meanings:

31.1
“Group Company” means Worldpay, Inc., and any company which is from time to time a holding company of the Company or Worldpay, Inc., a subsidiary of the Company or Worldpay, Inc., or a subsidiary of a holding company of the Company or Worldpay, Inc... The words “holding company” and “subsidiary” have the meanings given to them by s.1159 Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee;

31.2	"Completion Date" means the date on which the merger between the Vantiv and Worldpay groups completes, and which, as at the date of this agreement, is confirmed to be 16 January 2018;

31.3
"Confidential Information" means trade secrets or confidential information including but not limited to such information relating to business plans or dealings, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities belonging to or which relate to the affairs of the Company or any Group Company, or any document marked "Confidential" (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Group Company by a third party; and

31.4	"Worldpay, Inc." is a company incorporated under the laws of Delaware whose registered address is 8500 Governor's Hill Drive, Cincinnati, Ohio, 45249-1384 (and formerly named Vantiv, Inc.).

32
This agreement shall be governed by and construed in accordance with the Laws of England. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of England. The Company and you submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this agreement (including its formation).

33
For the avoidance of doubt, save as expressly provided for by clause 13.2 of this Agreement, to the extent any post-termination obligations and restrictions in this agreement or your Contract of Employment conflict with the restrictive covenants in your Acquisition Award Agreement, 2018 LTI Award Agreement and 2018 Option Agreement (together the “2018 Agreements”), the restrictive covenants in the 2018 Agreements shall control. Further, for the avoidance of doubt, the governing law and forum selection provisions in the 2018 Agreements shall control as to any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with the 2018 Agreements.

34
The Company’s D&O Insurance Policy (“Policy”) provides for six (6) years of tail coverage and, therefore, you shall continue to be covered under the Policy during this period of time in accordance with the terms and conditions of the Policy. The Company also confirms that you will continue to have the benefit of such indemnity as is provided by clause 16.1 of the Cooperation Agreement and by the Amended and Restated Bylaws of Worldpay, Inc.

35
Although this agreement is marked "Without prejudice" and "Subject to contract", when it has been (i) signed by or on behalf of each of the parties, (ii) signed by your legal adviser where shown below, and (iii) the signed agreement has been delivered to the Company or its authorised representative, this agreement shall become open and binding.

36
This agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties.

37
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

38	All references in this agreement and its annexes to the Company or any Group Companies shall include any successor in title or assign of the Company or any of the Group Companies.

Please confirm your agreement with and acceptance of these terms by signing and returning the enclosed copy of this agreement.
The parties have executed this agreement as a deed on the date first above written:

For and on behalf of WORLDPAY GROUP LIMITED	/s/ Nelson F. Greene ……………………………………………………………. By: Nelson F. Greene

PHILIP JANSEN	/s/ Philip Jansen …………………………………………………………….
For and on behalf of WORLDPAY INC.	/s/ Nelson F. Greene ……………………………………………………………. By: Nelson F. Greene